----------------------------
                                                           OMB APPROVAL
                                                    ----------------------------
                         UNITED STATES              OMB Number:       3235-0145
              SECURITIES AND EXCHANGE COMMISSION    Expires:   October 31, 1994
                    Washington, D.C. 20549          Estimated average burden
                                                    hours per response....14.90
                                                    ----------------------------

                                  SCHEDULE 13G





             Information Statement Pursuant to Rules 13d-1 and 13d-2

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*



                  Chromatics Color Sciences International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, $0.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   171116 10 6
                     ---------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  171116 10 6                  13G             Page  2  of  5  Pages
          -------------                                      ---    ---

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Chromatics Color Sciences International, Inc.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OR ORGANIZATION

     United States Citizen

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              100,000

                  --------------------------------------------------------------
                         6    SHARED VOTING POWER
    NUMBER OF
     SHARES                   0
  BENEFICIALLY
    OWNED BY      --------------------------------------------------------------
      EACH               7    SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                   100,000
      WITH
                  --------------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              0

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     100,000

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.4%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 171116-10-6
                                                                 Page  3  of  5


Item 1(a). Name of Issuer:
--------------------------

          Chromatics Color Sciences International, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:
-----------------------------------------------------------

          5 East 80th Street
          New York, New York  10021

Item 2(a). Name of Person Filing:
---------------------------------

         This Schedule 13G is being filed with respect to shares of Common Stock of the Issuer beneficially owned by James Scibelli as of December 31, 1996.

Item 2(b). Address of Principal Business Office, or, if None, Residence.
------------------------------------------------------------------------

          The address for each reporting person is:

                  James Scibelli
                  Roberts & Green, Inc.
                  80 Cuttermill Road, Suite 410
                  Great Neck, NY  11201

Item 2(c). Citizenship:
-----------------------

          The reporting person is a United States citizen

Item 2(d). Title of Class of Securities:
----------------------------------------

          Common Stock, par value $0.001 per share

Item 2(e). CUSIP NUMBER:
------------------------

          171116 10 6

Item 3.   Not applicable.
-------

Item 4.   Ownership.
-------   ----------

         (a)  Amount beneficially owned:  Not applicable (see item 5).

         (b)  Percent of class:  Not applicable (see item 5).

CUSIP NO. 171116-10-6
                                                                 Page  4  of  5


         (c)      Number of shares as to which the reporting person has:

                  (i)   Sole power to vote or to direct the vote:
                        Not applicable (see item 5).

                  (ii)  Shared power to vote or to direct the vote:
                        Not applicable (see item 5).

                  (iii) Sole power to dispose or to direct the disposition of:
                        Not applicable (see item 5).

                  (iv)  Shared power to dispose or to direct the disposition of:
                        Not applicable (see item 5).

Item 5.   Ownership of Five Percent or Less of a Class.
-------   ---------------------------------------------

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
-------   ----------------------------------------------------------------

          Not applicable.

Item 7.   Identification and Classification of the Subsidiary Which
-------   Acquired the Security Being Reported on by the Parent Holding Company.
          ----------------------------------------------------------------------

          Not applicable.

Item 8.   Identification and Classification of members of the Group.
-------   ----------------------------------------------------------

          Not applicable.

Item 9.   Notice of Dissolution of Group.
-------   -------------------------------

          Not applicable.

Item 10.  Certification.
--------  --------------

          Not applicable.

CUSIP No. 171116-10-6
                                                                Page  5  of  5


                                    Signature



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 1997


                                        /s/ James Scibelli
                                   ---------------------------
                                            James Scibelli